Exhibit 99.11

Press Release

China Digital Wireless, Inc.
Shanghai, China (January 24, 2007)

The Board of China Digital Wireless, Inc. Approved a Substantial Share Transfer Transaction and Changes of the Board and the Management

On January 24, 2007, China Digital Wireless, Inc. ("Company") announced that the Board of Company has approved a share transfer transaction between a group of individuals ("Purchasers") and a group of shareholders of Company ("Sellers"). In accordance with the shares purchase agreement entered by Purchasers and Sellers effective on January 24, 2007, Purchasers purchased 12,911,835 shares of Company’s common stocks owned by Sellers, $ 0.001 par value, for an aggregate purchase price of $ 490, 000.00. Purchasers include Guohua Ku, Hanqiao Zheng, Ping Sun, Qianping Huang, Xiaohong Zhang and Lixia Zhang. Sellers include Caihua Tai, Ming Mao, Ying Shi, Sixing Fu, Xiaodong Zhang, Tianqi Huang, Wei Huang, Jing Song, Ruijie Yu, and Weiping Jing, all of whom are shareholders of Company.

In accordance with the share purchase agreement, Guohua Ku acquired 9,073,700 shares. Hanqiao Zheng acquired 2,406,365 shares. Ping Sun acquired 745,880 shares. Qianping Huang acquired 157,755 shares. Xiaohong Zhang acquired 72,018 shares. Lixia Zhang acquired 456,117 shares.

As the result, Mr. Guohua Ku and Mr. Hanqiao Zheng became the beneficial owners of the majority voting shares of Company and gained control of Company. All members of the existing Board resigned from their positions in the Board and the offices of the Company. The resigning directors and officers are Caihhua Tai (Chiarman of the Board and President of the Company), Ming Mao (Director), Sixing Fu (Director, Chief Executive Officer), Xiaodong Zhang (Director), Tianqi Huang (Director, Chief Technology Officer), Wei Huang (Director), Jing Song (Director), Ruijie Yu (Director), Weiping Jing (Director), and Fang Qian (Chief Financial Officer). Mr. Guohua Ku, Mr. Hanqiao Zheng, and Mr. Guangyu Wu were elected the Directors of the Board. The Board also appointed Mr. Guohua Ku as the President of the Board and the Chief Technology Officer, Mr. Guangyu Wu as the Chief Executive Officer, and Mr. Mingda Rong as the Chief Financial Officer.

Mr. Guohua Ku, aged 45, graduated from Northwestern University (China) with the Master of Business Administration. He had served as the senior technology and marketing officer for several large Chinese state-owned companies. He gained tremendous experiences and developed exceptional expertise on the development and operation of TRT programs and energy recycling systems.

Mr. Hanqiao Zheng, aged 49, graduated from Northwestern University of Agricultural and Forestry Technologies. He worked in the Weinan Municipal Government from 1982 to 1996 and afterwards served at a management position in Shaanxi Province Machinery Import/Export Co., Ltd.

Mr. Guangyu Wu, aged 35, graduated from the International Finance Program of Heilongjiang Harbin Investment Institute. He owns the title of Senior Economist and had worked in several large financial and commercial institutions including China Construction Bank, SEG Trust, and Sunark Pegasus Group. He is specialized on financial investment, business administration and strategic planning.

Mr. Mingda Rong, aged 39, is a Chinese certified public accountant. He graduated from the Open University of Hong Kong with the Master of Business Administration. He served as the accountant in Xi’an Institute of Finance and Economics from 1989 to 2000. After that he worked in Xi’an Sigma CPA firm.

Contact:

Sixing Fu
429 Guangdong Road
Shanghai 200001, People's Republic of China
Tel: (86-21) 6336-8686